Exhibit 2.1

Entity Structure Chart



Doc.com Inc
Delaware
Telehealth
Doc Pharmacy LLC
Wyoming
Digital Pharmacy
2345405 Ontario
Ontario Business
Corporation
(Holding)
RX Angle Inc
Wyoming
(Holding)
Flat Iron Pharmacy
LLC
West Virginia
(Disregarded Entity Tax)
Physical Pharmacy